Execution Version

SETTLEMENT AGREEMENT

($100K Note)

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made this 28th day of February 2018 and effective as of December 30, 2017 (the “Effective Date”), by and between Quest Solution Inc., a Delaware corporation (the “Company”) and David Marin and Kathy Marin, individuals residing at 12272 Monarch Street, Garden Grove, CA 92841 and 20 Sklar Street, Ladera Ranch, CA 92694, respectively (collectively “the Marins”). The Company and the Marins collectively shall be referred to as the “Parties.”

WHEREAS, the Company entered into a promissory note on June 24, 2015 in the original principal amount of $100,000 (the “Note”), of which the aggregate amount of approximately $111,064.69 (the “Owed Amount”) is owed to the Marins, which includes accrued interest earned but not paid;

WHEREAS, the Company is willing to settle the Owed Amount by paying certain consideration to the Marins as set forth in Section 2 below.

WHEREAS, each of the Parties desires to resolve any and all claims in connection with the Owed Amount upon the fulfillment of the conditions set forth in Section 2 below.

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable considerations hereinafter contained, the Parties agree as follows:

1.	Recitals. The above recitals are incorporated into this Agreement.

2.	Settlement. On the date hereof, or as otherwise set forth below, the Marins agree to accept the following consideration (collectively, the “Consideration”) as payment in full of the Owed Amount:

a.	The Company agrees, at its own expense and within five (5) business days after the date hereof, to issue to the Marins (or to an affiliated entity or affiliated person as directed in writing by both of the Marins) an aggregate of 85,000 shares of the Company’s Series C Preferred Stock (the “Preferred Shares”), which rights will be governed by the terms set forth in the Certificate of Designation of Rights and Preferences (the “COD”) attached as Exhibit A hereto, except that no dividends will be payable or will accrue on the Preferred Shares for the first two years from the date hereof, and the Preferred Shares will be convertible into shares of the Company’s Common Stock at the conversion rate $1.00 per share at the holder’s option and will be automatically convertible into common stock if the Company’s Common Stock has a closing sales price of $1.50 per share for 20 consecutive trading days on the primary stock exchange on which the Company’s securities are then listed or quoted. The Company represents and warrants to the Marins that (i) upon issuance, the Preferred Shares shall be duly and validly issued, non-assessable and fully paid shares of the Company’s Series C Preferred Stock; and (ii) that a sufficient number of shares of Common Stock shall have been reserved for issuance upon conversion in full of the Preferred Shares.

b.	The Company shall, at the Company’s expense and within five business days after the date of this Agreement, transfer title to the Marins (or to such other affiliated person or entity as directed in writing by both of the Marins) of the Ford F250 Diesel Truck currently being utilized by the Marins. The Parties agree that the fair market value of such Truck shall be $15,000 and shall be applied to reduce the Owed Amount.

3.	Cancellation of the Note. The Marins agree that upon the execution of this Agreement and the delivery to the Marins of the Consideration described above, the Owed Amount will be cancelled and forgiven in its entirety, and the Marins shall have no right to the Owed Amount as of the Effective Date.

4.	Confirmation. The Marins hereby confirm that, upon receipt of the Consideration set forth in Section 2 hereof, (a) the Company shall have no obligation to pay any other fees, expenses, accrued but unpaid interest or dividends or any other payment or reimbursements that comprise the Owed Amount, except for payments and rights set forth in the COD as modified in Section 2(b) hereof; and (b) the Marins hereby agree to release any security interest that they may have against the Company’s assets related to this Note. The Marins represent and warrant that no other person or entity has any interest in the Owed Amount and that they have not pledged, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the Owed Amount.

5.	Indemnification. The Marins agree that in the event either of the Marins assigned or transferred any interest in the Owed Amounts, then the Marins shall be responsible for any damages arising against the Company relating to such assignment or transfer including reasonable expenses in defending a third party action related to alleged ownership as a result of such assignment or transfer.

6.	Mutual Non-Disparagement. All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Parties from making any truthful statement to the extent (a) necessary to rebut any untrue statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (c) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (d) made as good faith competitive statements in the ordinary course of business.

7.	Merger and Amendment. This Agreement and its Exhibits contain the entire agreement and understanding concerning the Owed Amounts and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

9.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement.

10.	Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.	Governing Law. This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of California, excluding its conflict of laws rules.

12.	Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. For the purposes of clarity, the Parties agree that Morgan, Lewis & Bockius LLP is only representing Mr. David Marin in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the day and year first written above.

QUEST SOLUTION INC.

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

/s/ David Marin
David Marin

/s/ Kathy Marin
Kathy Marin